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                                                                    EXHIBIT 99.1

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[LITTELFUSE LOGO]                              N E W S
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                               Littelfuse, Inc.
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NEWS RELEASE                   800 East Northwest Highway  Des Plaines, IL 60016
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                               (847) 824-1188  o  (847) 391-0894 - FAX #
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CONTACT: PHIL FRANKLIN,
VICE PRESIDENT, OPERATIONS SUPPORT & CFO   (847) 391-0566


                      LITTELFUSE ACQUIRES SURGX CORPORATION

DES PLAINES, ILLINOIS, FEBRUARY 3, 2006 - Littelfuse, Inc. (Nasdaq/NMS: LFUS) today announced that it has acquired SurgX Corporation, of San Jose, California, for $2.5 million in cash. SurgX Corporation licenses the SurgX(R) brand of proprietary surge protection technology for over-voltage circuit protection. Littelfuse will incorporate the SurgX(R) technology into its circuit protection product portfolio and will receive future royalties on SurgX's existing license agreements.

         The acquisition expands Littelfuse's offerings for the electronic market with complementary polymer technology used in electrostatic discharge
(ESD) protection devices. Littelfuse PulseGuard(R) polymer ESD devices are used in high-definition TVs, computers, cell phones and many other electronic applications that move large amounts of data at high speeds.

         "The addition of the SurgX(R) technology further solidifies our position as the market leader in polymer ESD circuit protection and will further enhance the value we bring to our customers," said Gordon Hunter, Chief Executive Officer of Littelfuse.

         About Littelfuse

         As the worldwide leader in circuit protection products and solutions with annual sales of $500.2 million in 2004, the Littelfuse portfolio is backed by industry leading technical support, design and manufacturing expertise. Littelfuse products are vital components in virtually every product that uses electrical energy, including automobiles, computers, consumer electronics, handheld devices, industrial equipment, and telecom/datacom circuits. Littelfuse offers Teccor(R), Wickmann(R) and Pudenz(R) brand circuit protection products. In addition to its Des Plaines, Illinois, world headquarters, Littelfuse has sales, distribution, manufacturing and engineering facilities in Brazil, China, England, Germany, Hong Kong, India, Ireland, Japan, Korea, Mexico, the Netherlands, the Philippines, Singapore, Taiwan and the U.S.



                                     -more-

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         For more information, please visit Littelfuse's web site at
www.littelfuse.com.

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"Safe Harbor" Statement under the Private Securities Litigation Reform Act of
1995.
Any forward looking statements contained herein involve risks and uncertainties, including, but not limited to, product demand and market acceptance risks, the effect of economic conditions, the impact of competitive products and pricing, product development and patent protection, commercialization and technological difficulties, capacity and supply constraints or difficulties, exchange rate fluctuations, actual purchases under agreements, the effect of the company's accounting policies, labor disputes, restructuring costs in excess of expectations and other risks which may be detailed in the company's Securities and Exchange Commission filings.
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